Exhibit 3.2
CERTIFICATE OF DESIGNATIONS OF
5.75% CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES 2
of
MCMORAN EXPLORATION CO.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
     The undersigned, Kathleen L. Quirk, Senior Vice President and Treasurer of McMoRan Exploration Co., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations (this “Certificate”) and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:
     RESOLVED, that, pursuant to Article 4 of the Amended and Restated Certificate of Incorporation (which authorizes 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”)), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.
     RESOLVED, that each share of such series of the Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:
     1. Number and Designation. 500,000 shares of the Preferred Stock of the Corporation shall be designated as 5.75% Convertible Perpetual Preferred Stock, Series 2 (the “Convertible Perpetual Preferred Stock”).
     2. Certain Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Amended and Restated Certificate of Incorporation, unless the context otherwise requires:
     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Board of Directors” shall have the meaning assigned to it in the preamble to this Certificate and shall include any duly authorized committee of the Board of Directors.
     “Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.
     “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.
     “Certificate” means this Certificate of Designations.
     “Closing Sale Price” of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of Common Stock or such other Capital Stock or similar equity interests are traded or, if the shares of Common Stock or such other Capital Stock or similar equity interests are not listed on a United States national or regional securities exchange, the “Closing Sale Price” will be the last quoted bid price for the Corporation’s Common Stock or other Capital Stock or similar equity interests in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If the Corporation’s Common Stock or other Capital Stock or similar equity interests are not so quoted, the “Closing Sale Price” will be the average of the mid-point of the last bid and ask prices for such Common Stock or other Capital Stock or similar equity interests on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. The Closing Sale Price shall be determined without reference to any extended or after-hours trading.
     “Common Stock” means any stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 10, however, shares issuable on conversion of the Convertible Perpetual Preferred Stock shall include only shares of the class designated as common stock of the Corporation at the date of this Certificate (namely, the Common Stock, par value $0.01 per share) or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
     “Conversion Agent” shall have the meaning assigned to it in Section 16(a) hereof.
     “Conversion Date” shall have the meaning assigned to it in Section 7(b) hereof.
     “Conversion Price” per share of Convertible Perpetual Preferred Stock means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.
     “Conversion Rate” per share of Convertible Perpetual Preferred Stock means 62.5 shares of Common Stock, subject to adjustment pursuant to Sections 8 and 9 hereof.
     “Convertible Perpetual Preferred Stock” shall have the meaning assigned to it in Section 1 hereof.
     “Convertible Perpetual Preferred Stock Director” shall have the meaning assigned to it in Section 12(c) hereof.
     “Corporation” shall have the meaning assigned to it in the preamble to this Certificate, and shall include any successor to such Corporation.
     “Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on the earlier of such date of determination and the day before the “ex-date” with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. For purpose of this paragraph, the term “ex-date,” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. If another issuance, distribution, subdivision or combination to which Section 9 applies occurs during the period applicable for calculating “Current Market Price” pursuant to this definition, the “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.
     “Distributed Property” shall have the meaning assigned to it in Section 9(d) hereof.
     “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2011, or if any such date is not a Business Day, on the next succeeding Business Day.
     “Dividend Period” shall mean the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the next immediately succeeding Dividend Payment Date.

     “Effective Date” shall have the meaning assigned to it in Section 8(b) hereof.
     “Ex-Dividend Date” shall have the meaning assigned to it in Section 9(g)(i).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Expiration Time” shall have the meaning assigned to it in Section 9(f).
     “Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.
     “Freeport” means Freeport-McMoRan Copper & Gold Inc., a Delaware corporation.
     “Fundamental Change” means the occurrence of any of the following events:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the Corporation’s total outstanding voting stock other than an acquisition by the Corporation, any of its Subsidiaries or any of its employee benefit plans; or
     (b) the Corporation consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Corporation.
     Notwithstanding the foregoing, in the case of a transaction or event described above, a Fundamental Change will not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of common stock, depositary receipts or other certificates representing common equity interests, in each case, that are traded on a national securities exchange or that will be so traded when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the shares become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth below under Section 7).
     “Fundamental Change Period” shall have the meaning assigned to it in Section 8(a) hereof.
     “Independent Directors” means members of the Board of Directors that are (a) not directors or officers of Freeport or Plains, (b) not officers, employees or consultants of, or advisers to, the Corporation, Freeport or Plains, (c) independent of Freeport and Plains within the meaning of Delaware law, as determined in good faith by the Board of Directors and (d) otherwise independent within the meaning of the then rules and regulations of The New York Stock Exchange, as determined in good faith by the Board of Directors.

     “Junior Stock” shall have the meaning assigned to it in Section 3(a) hereof.
     “Liquidation Preference” shall have the meaning assigned to it in Section 5(a) hereof.
     “Make-Whole Conversion Rate Adjustment” shall have the meaning assigned to it in Section 8(c) hereof.
     “Officer” means the Chairman of the Board, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.
     “Outstanding” means, when used with respect to Convertible Perpetual Preferred Stock, as of any date of determination, all shares of Convertible Perpetual Preferred Stock outstanding as of such date; provided, however, that, with respect to any Convertible Perpetual Preferred Stock that is to be redeemed, if a notice of redemption has been duly given pursuant to this Certificate and the Paying Agent irrevocably holds, in accordance with this Certificate, money sufficient to pay the Redemption Price for the shares of Convertible Perpetual Preferred Stock to be redeemed, then immediately after the Redemption Date set for such redemption, such shares of Convertible Perpetual Preferred Stock shall cease to be Outstanding; provided further that, in determining whether the holders of Convertible Perpetual Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Convertible Perpetual Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Convertible Perpetual Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.
     “Parity Stock” shall have the meaning assigned to it in Section 3(b) hereof.
     “Paying Agent” shall have the meaning assigned to it in Section 16(a) hereof.
     “Person” means an individual, firm, a corporation, body corporate, a partnership, limited partnership, joint venture, venture capital fund, a limited liability company, an association, a trust, estate, group, unincorporated association or organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality whether or not having legal status, thereof.
     “Plains” means Plains Exploration & Production Company, a Delaware corporation.
     “Purchased Shares” shall have the meaning assigned to it in Section 9(f)(i) hereof.
     “Record Date” means (i) with respect to the dividends payable on February 15, May 15, August 15 and November 15 of each year, February 1, May 1, August 1 and November 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 9, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the

Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     “Redemption Agent” shall have the meaning assigned to it in Section 6(d) hereof.
     “Redemption Date” means a date that is fixed for redemption of the Convertible Perpetual Preferred Stock by the Corporation in accordance with Section 6 hereof.
     “Redemption Price” means an amount equal to the Liquidation Preference per share of Convertible Perpetual Preferred Stock being redeemed, plus an amount, without duplication, equal to all accumulated and unpaid dividends, thereon to, but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Record Date and before the related Dividend Payment Date, the Redemption Price shall be only an amount equal to the Liquidation Preference per share of Convertible Perpetual Preferred Stock being redeemed and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.
     “Registrar” shall have the meaning assigned to it in Section 13 hereof.
     “Rights” shall have the meaning assigned to it in Section 11 hereof.
     “Rights Plan” shall have the meaning assigned to it in Section 11 hereof.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Stock” shall have the meaning assigned to it in Section 3(c) hereof.
     “Share Certificate” shall have the meaning assigned to it in Section 15(a) hereof.
     “Stock Price” shall have the meaning assigned to it in Section 8(b) hereof.
     “Subsidiary” means (a) a corporation, of which more than fifty percent (50%) of the Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to vote in the election of, directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership (whether general or limited) in which the Corporation or a Subsidiary of the Corporation is at the date of determination, a general partner of such partnership, but only if more than fifty percent (50%) of the general partner interests of such partnership are owned, directly or indirectly, at the date of determination, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, or (c) any other Person (other than a corporation) in which the Corporation, a Subsidiary of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such person.

     “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded.
     “Transfer Agent” shall have the meaning assigned to it in Section 13 hereof.
     “Trigger Event” shall have the meaning assigned to it in Section 9(d) hereof.
     3. Rank. The Convertible Perpetual Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:
     (a) senior to the Common Stock and any other class or series of capital stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Perpetual Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Junior Stock”);
     (b) on a parity with (i) the 8.00% convertible perpetual preferred stock of the Corporation, (ii) the 5.75% convertible perpetual preferred stock, Series 1 of the Corporation and (iii) any other class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks on a parity with the Convertible Perpetual Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Stock”); and
     (c) junior to each class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Convertible Perpetual Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation (collectively, the “Senior Stock”).
     4. Dividends.
     (a) Holders of Convertible Perpetual Preferred Stock shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends on each share of Convertible Perpetual Preferred Stock at the annual rate of 5.75% of the Liquidation Preference per share. Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning February 15, 2011, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.
     (b) Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Convertible Perpetual Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date. Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.
     (c) Dividends shall be payable in cash.
     (d) Accumulated and unpaid dividends for any past Dividend Period (whether or not declared) shall cumulate at the annual rate of 5.75% and shall be payable in the manner set forth in this Section 4.
     (e) The amount of dividends payable for each full Dividend Period for the Convertible Perpetual Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Convertible Perpetual Preferred Stock shall be appropriately prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of Convertible Perpetual Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Convertible Perpetual Preferred Stock.
     (f) No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation or any of the Corporation’s Subsidiaries through a sinking fund or otherwise, unless all accumulated and unpaid dividends, through the most recent Dividend Payment Date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Convertible Perpetual Preferred Stock and any Parity Stock have been paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this Section 4(f) to the contrary, the Corporation or any of the Corporation’s Subsidiaries may redeem, repurchase or otherwise acquire for consideration Convertible Perpetual Preferred Stock and Parity Stock pursuant to a purchase or exchange offer made on the same terms to all holders of such Convertible Perpetual Preferred Stock and Parity Stock. When dividends are not paid in full, as aforesaid, upon the shares of Convertible Perpetual Preferred Stock, all dividends declared on the Convertible Perpetual Preferred Stock and any other Parity Stock shall be paid either (A) pro rata so that the amount of dividends so declared on the shares of Convertible Perpetual Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated and unpaid dividends on the shares of Convertible Perpetual Preferred Stock and such class or series of Parity Stock bear to each other or (B) on another basis that is at least as favorable to the holders of the Convertible Perpetual Preferred Stock entitled to receive such dividends. When dividends are not paid in full, as aforesaid, the Corporation or any of the Corporation’s Subsidiaries may not redeem, repurchase or otherwise acquire for consideration the Convertible Perpetual Preferred Stock and the Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of such Convertible Perpetual Preferred Stock and Parity Stock.
     5. Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, holders of Convertible Perpetual Preferred Stock shall be entitled to receive $1,000 per share of Convertible Perpetual Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not declared), accumulated and unpaid thereon to the date of final distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Convertible Perpetual Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Convertible Perpetual Preferred Stock and any other Parity Stock ratably in proportion to the respective amounts that would be payable on such shares of Convertible Perpetual Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.
     (b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.
     (c) Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Convertible Perpetual Preferred Stock, as provided in this Section 5, holders of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Convertible Perpetual Preferred Stock shall not be entitled to share therein.
     6. Optional Redemption of the Convertible Perpetual Preferred Stock. Shares of Convertible Perpetual Preferred Stock shall be redeemable by the Corporation in accordance with this Section 6.
     (a) The Corporation may not redeem any shares of Convertible Perpetual Preferred Stock before December 30, 2013. On or after December 30, 2013, the Corporation shall have the option to redeem, subject to this Section 6, out of funds lawfully available therefor, some or all of the shares of Convertible Perpetual Preferred Stock at the Redemption Price, but only if the Closing Sale Price of the Common Stock for 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date the Corporation gives notice of such redemption pursuant to this Section 6 exceeds 130% of the Conversion Price in effect on each such Trading Day; provided that any determination by the Corporation to call shares of Convertible Perpetual Preferred Stock for redemption shall be made by a committee of the Board of Directors composed entirely of Independent Directors.
     (b) If the Corporation elects to redeem shares of Convertible Perpetual Preferred Stock, the Corporation shall:

     (i) send a written notice by first class mail to each holder of record of the Convertible Perpetual Preferred Stock at such holder’s registered address, not fewer than 30 nor more than 90 days prior to the Redemption Date stating:
     A. the Redemption Date;
     B. the Redemption Price;
     C. the Conversion Price and the Conversion Ratio;
     D. the name and address of the Paying Agent and Conversion Agent, if other than the Corporation;
     E. that shares of Convertible Perpetual Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time on the Business Day immediately preceding the Redemption Date;
     F. that holders who want to convert shares of the Convertible Perpetual Preferred Stock must satisfy the requirements set forth in Section 7 of this Certificate;
     G. that shares of the Convertible Perpetual Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
     H. if fewer than all the Outstanding shares of the Convertible Perpetual Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;
     I. that, unless the Corporation defaults in making payment of such Redemption Price, dividends in respect of the shares of Convertible Perpetual Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;
     J. the CUSIP number of the Convertible Perpetual Preferred Stock, if one has been issued; and
     K. any other information the Corporation wishes to present; and
     (ii) publish such information on the Corporation’s web site on the World Wide Web.
     (c) The Redemption Price shall be payable in cash.
     (d) If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall deposit or cause to be deposited, irrevocably, in trust for the pro rata benefit of the holders of the shares of Convertible Perpetual Preferred Stock called for redemption, with the

Paying Agent (or, if the Paying Agent is the Corporation, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Corporation (any such bank or trust company a “Redemption Agent”) sufficient cash to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Convertible Perpetual Preferred Stock upon surrender of their certificates evidencing their shares of the Convertible Perpetual Preferred Stock.
     (e) If on the Redemption Date, the Paying Agent (or, if the Paying Agent is the Corporation, a Redemption Agent) holds or hold cash sufficient to pay the Redemption Price for the shares of Convertible Perpetual Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of the Convertible Perpetual Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 6 and the right to convert such shares of Convertible Perpetual Preferred Stock as provided in Section 7(a) hereof.
     (f) Payment of the Redemption Price for shares of the Convertible Perpetual Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Convertible Perpetual Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.
     (g) Payment of the Redemption Price for shares of the Convertible Perpetual Preferred Stock will be made (1) on the Redemption Date, if delivery of the Convertible Perpetual Preferred Stock has been made by or on the Redemption Date, or (2) if delivery of the Convertible Perpetual Preferred Stock has not been made by or on the Redemption Date, at the time of such delivery.
     (h) If the Redemption Date falls after a Record Date and before the related Dividend Payment Date, holders of the shares of Convertible Perpetual Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date.
     (i) If fewer than all the Outstanding shares of Convertible Perpetual Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or any other method as may be determined by the Board of Directors to be fair and appropriate.
     (j) Upon surrender of a certificate or certificates representing shares of the Convertible Perpetual Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Convertible Perpetual Preferred Stock in an amount equal to the unredeemed portion of the shares of Convertible Perpetual Preferred Stock surrendered for partial redemption.

     (k) Notwithstanding the foregoing provisions of this Section 6, unless full cumulative dividends (whether or not declared) on all Outstanding shares of Convertible Perpetual Preferred Stock and Parity Stock have been paid or set apart for payment for all Dividend Periods terminating on or before the Redemption Date, none of the shares of Convertible Perpetual Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all holders of Convertible Perpetual Preferred Stock and any Parity Stock.
     7. Conversion.
     (a) Right to Convert. Each share of Convertible Perpetual Preferred Stock shall be convertible, at any time, in accordance with, and subject to, this Section 7 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time. Notwithstanding the foregoing, if any shares of Convertible Perpetual Preferred Stock are to be redeemed pursuant to Section 6, such conversion right shall cease and terminate, as to the shares of the Convertible Perpetual Preferred Stock to be redeemed, at 5:00 p.m., New York City time, on the Business Day immediately preceding the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price therefor, as provided herein.
     (b) Conversion Procedures. Conversion of shares of the Convertible Perpetual Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of the Convertible Perpetual Preferred Stock to be converted accompanied by a complete and fully executed Notice of Conversion (as set forth in the form of Convertible Perpetual Preferred Stock certificate attached hereto) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent and (B) if required pursuant to Section 7(c), funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Convertible Perpetual Preferred Stock pursuant hereto. The conversion of the Convertible Perpetual Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Notice of Conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid). Promptly (but no later than two Business Days) following the Conversion Date, the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Convertible Perpetual Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if less than the full number of shares of the Convertible Perpetual Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the Convertible Perpetual Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock (or, where applicable, cash) and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.
     (c) Dividend and Other Payments Upon Conversion. If a holder of shares of Convertible Perpetual Preferred Stock exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. The holders of shares of Convertible Perpetual Preferred Stock at the close of business on a Record Date for the payment of any dividend on the Convertible Perpetual Preferred Stock will be entitled to receive the dividend payment on those shares on the next following Dividend Payment Date notwithstanding the subsequent conversion thereof or the Corporation’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Convertible Perpetual Preferred Stock surrendered for conversion during the period between the close of business on any Record Date for the payment of a dividend on the Convertible Perpetual Preferred Stock and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable on the shares on that Dividend Payment Date. A holder of shares of Convertible Perpetual Preferred Stock on a Record Date for the payment of dividends thereon who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on the Convertible Perpetual Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above with respect to a conversion pursuant to this Section 7, the Corporation shall make no payment or allowance for accumulated and unpaid dividends, whether or not in arrears, on converted shares of Convertible Perpetual Preferred Stock or for dividends on shares of Common Stock issued upon conversion of shares of Convertible Perpetual Preferred Stock.
     (d) Fractional Shares. In connection with the conversion of any shares of the Convertible Perpetual Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.
     (e) Total Shares. If more than one share of the Convertible Perpetual Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Convertible Perpetual Preferred Stock so surrendered.
     (f) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:
     (i) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Convertible Perpetual Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Convertible Perpetual Preferred Stock;

     (ii) prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Convertible Perpetual Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Convertible Perpetual Preferred Stock hereunder);
     (iii) ensure that all shares of Common Stock delivered upon conversion of the Convertible Perpetual Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights; and
     (iv) if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all shares of Common Stock issuable upon conversion of the Convertible Perpetual Preferred Stock.
     8. Increased Conversion Rate Applicable to Certain Shares Surrendered in Connection with Fundamental Changes.
     (a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each share of Convertible Perpetual Preferred Stock that is surrendered for conversion, in accordance with Section 7, at any time from, and including, the effective date of a Fundamental Change until, and including, the close of business on the 25th Trading Day immediately following the effective date of such Fundamental Change (the “Fundamental Change Period”), shall be increased by a number of additional shares equal to the Make Whole Conversion Rate Adjustment (as defined below).
     (b) The number of additional shares by which the Conversion Rate will be increased for conversions that occur during the Fundamental Change Period will be determined by reference to the table below, based on the date on which the Fundamental Change occurs (the “Effective Date”) and the price (the “Stock Price”) paid or deemed paid per share of the Common Stock in the Fundamental Change. If holders of such Common Stock receive only cash in the case of a Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share of the Common Stock. In the case of any other Fundamental Change, the Stock Price shall be the average of the Closing Sale Price of such Common Stock over the five Trading-Day period ending on the Trading Day immediately preceding the Effective Date of such Fundamental Change.
     (c) As used herein, “Make-Whole Conversion Rate Adjustment” shall mean, with respect to a Fundamental Change, the amount set forth in the following table that corresponds to the Effective Date of such Fundamental Change and the Stock Price for such Fundamental Change, all as determined by the Corporation:

Make-Whole Conversion Rate Adjustment
(per share of Convertible Perpetual Preferred Stock)

	Stock Price
	$13.74	$14.00	$16.00	$18.00	$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00

December 30, 2010	10.28	9.95	7.74	6.02	4.64	3.52	2.58	1.79	1.11	0.52	0.00
December 30, 2011	8.22	7.96	6.19	4.81	3.71	2.81	2.06	1.43	0.88	0.41	0.00
December 30, 2012	6.17	5.97	4.64	3.61	2.78	2.11	1.55	1.07	0.66	0.31	0.00
December 30, 2013	4.11	3.98	3.09	2.41	1.86	1.41	1.03	0.71	0.44	0.21	0.00
December 30, 2014	2.06	1.99	1.55	1.20	0.93	0.70	0.52	0.36	0.22	0.10	0.00
December 30, 2015	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
     provided, however, that:
     (i) if the actual Stock Price of such Fundamental Change is between two Stock Prices listed in the table above under the column titled “Stock Price,” or if the actual Effective Date of such Fundamental Change is between two Effective Dates listed in the table above in the row immediately below the title “Effective Date,” then the Make-Whole Conversion Rate Adjustment for such Fundamental Change shall be determined by the Corporation by linear interpolation between the Make-Whole Conversion Rate Adjustment set forth for such higher and lower Stock Prices, or for such earlier and later Effective Dates based on a 365-day year, as applicable;
     (ii) if the actual Stock Price of such Fundamental Change is greater than $32.00 per share (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), or if the actual Stock Price of such Fundamental Change is less than $13.74 per share (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), then the Make-Whole Conversion Rate Adjustment shall be equal to zero and this Section 8 shall not require the Corporation to increase the Conversion Rate with respect to such Fundamental Change;
     (iii) if an event occurs that requires, pursuant to Section 9 (other than solely pursuant to this Section 8), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each price set forth in the table above under the column titled “Stock Price” shall be deemed to be adjusted so that such Stock Price, at and after such time, shall be equal to the product of (1) such Stock Price as in effect immediately before such adjustment to such Stock Price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with this Section 8, immediately after such adjustment to the Conversion Rate;
     (iv) each Make-Whole Conversion Rate Adjustment set forth in the table above shall be adjusted in the same manner in which, and for the same events for which, the Conversion Rate is to be adjusted pursuant to Section 9; and
     (v) in no event will the total number of shares of Common Stock issuable upon conversion of the shares of Convertible Perpetual Preferred Stock exceed 72.78 per share of Convertible Perpetual Preferred Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 9.
     (d) The Corporation shall notify holders of the anticipated effective date of such Fundamental Change and issue a press release as soon as practicable after the Corporation first determines the anticipated effective date of such Fundamental Change, and use commercially reasonable efforts to make such determination in time to deliver such notice fifty (50) Business Days in advance of such anticipated effective date.
     (e) Nothing in this Section 8 shall prevent an adjustment to the Conversion Rate pursuant to Section 9 in respect of a Fundamental Change.
     9. Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 9.
     (a) If the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate in effect at the opening of business on the date following the Record Date shall be increased by multiplying such Conversion Rate by a fraction,
     (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.
Such increase shall become effective immediately after the opening of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 9(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (b) If the Corporation shall issue rights or warrants to all holders of any class of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date for such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the Record Date for such issuance, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction,
     (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price.

Such adjustment shall become effective immediately after the opening of business on the day following such Record Date. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive.
     (c) If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
     (d) If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than any dividends or distributions to which Section 9(a) applies) or evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in 9(b) or (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 9(a) or Section 9(g) (any of the foregoing, subject to the exclusions specified in clauses (i) and (ii) of the immediately preceding parenthetical, hereinafter referred to in this Section 9(d) as the “Distributed Property”), then, in each such case, the Conversion Rate shall be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,
     (i) the numerator of which shall be the Current Market Price on such Record Date; and
     (ii) the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property applicable to one share of Common Stock (determined on the basis of the number of shares of the Common Stock outstanding on such Record Date).

Such adjustment shall become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined by the Board of Directors) of the portion of the Distributed Property applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Convertible Perpetual Preferred Stock shall have the right to receive upon conversion the amount of Distributed Property such holder would have received had such holder converted each share of its Convertible Perpetual Preferred Stock on the Record Date. To the extent that any of the Distributed Property is not distributed, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the Distributed Property actually distributed. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 9(d) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date.
     Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this 9(d) (and no adjustment to the Conversion Rate under this 9(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this 9(d). If any such right or warrant are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.

     For purposes of this Section 9(d), Section 9(a) and Section 9(b), any dividend or distribution to which this Section 9(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants, as to which any Conversion Rate adjustment required by this Section 9(d) with respect to such dividend or distribution shall then be made, immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants, as to which any further Conversion Rate adjustment required by Sections 9(a) and 9(b) with respect to such dividend or distribution shall then be made, except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Sections 9(a) and 9(b).
     (e) If the Corporation shall, make a distribution consisting exclusively of cash to all holders of its Common Stock (excluding any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up), the Conversion Rate will be adjusted by multiplying the applicable Conversion Rate by a fraction,
     (i) the numerator of which shall be the Current Market Price on such Record Date; and
     (ii) the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock.
Such adjustment shall be effective immediately prior to the opening of business on the day following the Record Date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Convertible Perpetual Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Convertible Perpetual Preferred Stock on the Record Date. To the extent that such dividend or distribution is not made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the dividend or distribution actually made. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (f) If a tender or exchange offer made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that, as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer, exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,

     (i) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time.
Such adjustment shall become effective immediately prior to the opening of business on the day following the Expiration Time. If the Corporation or any such Subsidiary, as the case may be, is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation or any such Subsidiary, as the case may be, is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.
     (g) If the Corporation pays a dividend or makes a distribution to all holders of its Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,
     (i) the numerator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market on which such securities are then listed or quoted (the “Ex-Dividend Date”) plus (B) the fair market value of the securities distributed in respect of each share of Common Stock, which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those distributed securities for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date; and
     (ii) the denominator of which shall be the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date.
Such adjustment shall become effective immediately prior to the opening of business on the day following the fifteenth Trading Day after the Ex-Dividend Date; provided that if (x) the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date minus (y) the fair market value of the securities distributed in respect of each share of Common Stock (as calculated in Section 9(g)(i) above) is less than $1.00, then the adjustment provided for by this Section 9(g) shall not be made and in lieu thereof the provisions of Section 10 shall apply to such distribution.
     (h) The Corporation may make such increases in the Conversion Rate in addition to those required by this Section 9 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Convertible Perpetual Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
     (i) No adjustment in the Conversion Rate (other than any adjustment pursuant to Section 9(e) above) shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect, provided, however, that any adjustments that by reason of this Section 9(h)(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest or, except as set forth in this Section 9, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock. To the extent the Convertible Perpetual Preferred Stock becomes convertible into cash, assets, property or securities (other than Capital Stock of the Corporation), subject to Section 10, no adjustment need be made thereafter to the Conversion Rate. Interest will not accrue on any cash into which the Convertible Perpetual Preferred Stock may be convertible.
     (ii) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Convertible Perpetual Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
     (iii) For purposes of this Section 9, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 9, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
     10. Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.
     (a) If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 9(c) applies), (ii) any consolidation, merger or combination of the Corporation with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then each share of Convertible Perpetual Preferred Stock shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Convertible Perpetual Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Convertible Perpetual Preferred Stock) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. If the transaction causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then for the purposes of this Section 10 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each share shall be deemed to be the weighted average of the types and amounts of consideration so receivable per share by the holders of Common Stock that affirmatively make such election.
     (b) The Corporation shall cause notice of the application of this Section 10 to be delivered to each holder of the Convertible Perpetual Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 10(a). Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 10.
     (c) The above provisions of this Section 10 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 9 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 10 applies to any event or occurrence, Section 9 shall not apply to such event or occurrence.
     11. Rights Issued in Respect of Common Stock Issued Upon Conversion. Each share of Common Stock issued upon conversion of the Convertible Perpetual Preferred Stock shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be, (collectively, the “Rights”), if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time (in each case, a “Rights Plan”). Notwithstanding the immediately preceding sentence, if the terms of such Rights Plan require that each share of Common Stock issued upon conversion of the Convertible Perpetual Preferred Stock at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to Section 9(d) upon the separation of the Rights from the Common Stock.
     12. Voting Rights.
     (a) The holders of record of shares of the Convertible Perpetual Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 12, as otherwise provided in the Amended and Restated Certificate of Incorporation, or as otherwise provided by law.
     (b) The affirmative vote of holders of at least two-thirds of the outstanding shares of the Convertible Perpetual Preferred Stock, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Amended and Restated Certificate of Incorporation or this Certificate if the amendment would amend, alter or affect the powers, preferences or rights of the Convertible Perpetual Preferred Stock, so as to adversely affect the holders thereof, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock; provided however, that (i) any increase in the amount of the authorized Common Stock or currently authorized Parity Stock or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to adversely affect such powers, preferences or rights; and (ii) the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock (or any warrants, rights, calls or options exercisable for or convertible into Senior Stock) shall be deemed to adversely affect such powers, preferences or rights.
     (c) If at any time (i) dividends on any shares of Convertible Perpetual Preferred Stock or any other class or series of Parity Stock having like voting rights shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (ii) the Corporation shall have failed to pay the Redemption Price when due, then the holders of shares of Convertible Perpetual Preferred Stock (voting separately as a class with all other series of convertible perpetual preferred stock that are Parity

Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of the Corporation’s directors (each, a “Convertible Perpetual Preferred Stock Director”) at the next annual meeting of stockholders (or at a special meeting of the Corporation’s stockholders called for such purpose, whichever is earlier) and each subsequent meeting until the Redemption Price or all dividends accumulated on the Convertible Perpetual Preferred Stock have been fully paid or set aside for payment. The term of office of such Convertible Perpetual Preferred Stock Directors will terminate immediately upon the termination of the right of the holders of Convertible Perpetual Preferred Stock and such Parity Stock to vote for directors. Each holder of shares of the Convertible Perpetual Preferred Stock will have one vote for each share of Convertible Perpetual Preferred Stock held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Convertible Perpetual Preferred Stock pursuant to this Section 12(c), or if a vacancy shall exist in the office of any Convertible Perpetual Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the Outstanding Convertible Perpetual Preferred Stock addressed to the Chairman of the Board of the Corporation shall, call a special meeting of the holders of the Convertible Perpetual Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Convertible Perpetual Preferred Stock Director that such holders are entitled to elect. At any meeting held for the purpose of electing a Convertible Perpetual Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Convertible Perpetual Preferred Stock shall be required to constitute a quorum of such Convertible Perpetual Preferred Stock. Any vacancy occurring in the office of a Convertible Perpetual Preferred Stock Director may be filled by the remaining Convertible Perpetual Preferred Stock Director unless and until such vacancy shall be filled by the holders of the Convertible Perpetual Preferred Stock and all other Parity Stock having like voting rights, as provided above. The Convertible Perpetual Preferred Stock Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Convertible Perpetual Preferred Stock and Parity Stock having like voting rights to vote as a class for Convertible Perpetual Preferred Stock Directors as herein provided, and upon such termination, the Convertible Perpetual Preferred Stock Directors then in office shall forthwith resign.
     13. Transfer Agent and Registrar. The Corporation shall serve as the Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Convertible Perpetual Preferred Stock. The Corporation may, in its sole discretion, elect at any time to appoint a third party to serve as the Transfer Agent and, if such a third party accepts such an appointment the Corporation shall cease to be the Transfer Agent upon the effectiveness of such appointment of the third party
     14. Currency. All shares of Convertible Perpetual Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.
     15. Form.
     (a) The Convertible Perpetual Preferred Stock shall be issued in the form of one or more Convertible Perpetual Preferred Stock certificates (each a “Share Certificate”) attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate. The Share Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).
     (b) (i) An Officer shall sign the Share Certificates for the Corporation, in accordance with the Corporation’s bylaws and applicable law.
          (ii) If an Officer whose signature is on a Share Certificate no longer holds that office at the time the Transfer Agent authenticates the Share Certificates, the Preferred Share shall be valid nevertheless.
     16. Paying Agent and Conversion Agent.
     (a) The Corporation may elect to maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Convertible Perpetual Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Convertible Perpetual Preferred Stock may be presented for conversion (the “Conversion Agent”); provided, however, that until such office or agency is designated or appointed the Corporation shall serve as the Paying Agent or Conversion Agent.. The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation, if other than the Corporation. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.
     (b) Payments due on the Convertible Perpetual Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least fifteen (15) days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Convertible Perpetual Preferred Stock register.
     17. Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

     IN WITNESS WHEREOF, McMoRan Exploration Co. has caused this Certificate of Designations to be signed and attested by the undersigned this 30th day of December, 2010.

MCMORAN EXPLORATION CO.
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President and Treasurer

ATTEST:
By:	/s/ Douglas N. Currault II
	Name:	Douglas N. Currault II
	Title:	Assistant Secretary

EXHIBIT A
FORM OF 5.75% CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES 2

Number: 1	[_________] Shares
CUSIP NO.: 582411 880
5.75% Convertible Perpetual Preferred Stock, Series 2
(par value $0.01 per share)
(liquidation preference $1,000.00 per share)
OF
MCMORAN EXPLORATION CO.
FACE OF SECURITY
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS.
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDER AGREEMENT, DATED AS OF DECEMBER 30, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
MCMORAN EXPLORATION CO., a Delaware corporation (the “Corporation”), hereby certifies that ____________ (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Corporation designated the “5.75% Convertible Perpetual Preferred Stock, Series 2,” par value $0.01 per share and liquidation preference $1,000.00 per share (the “Convertible Perpetual Preferred Stock”). The shares of Convertible Perpetual Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Perpetual Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation dated December 30, 2010, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.
Reference is hereby made to select provisions of the Convertible Perpetual Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
[To be included if the Corporation is not serving as Transfer Agent—Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Convertible Perpetual Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.]

IN WITNESS WHEREOF, McMoRan Exploration Co. has executed this certificate as of the date set forth below.

MCMORAN EXPLORATION CO.
By:
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President & Treasurer

By:
	Name:	Douglas N. Currault II
	Title:	Assistant Secretary

Dated: December 30, 2010

[To be included if the Corporation is not serving as Transfer Agent—TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

[•], as Transfer Agent
By:
Name:
	Title:	Authorized Signatory

Dated: ____________________]

REVERSE OF SECURITY
MCMORAN EXPLORATION CO.
5.75% Convertible Perpetual Preferred Stock, Series 2
Dividends on each share of 5.75% Convertible Perpetual Preferred Stock, Series 2 shall be payable in cash at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations.
The shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 shall be redeemable as provided in the Certificate of Designations. The shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designations. If any Holder of shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 elects to convert its shares in connection with a Fundamental Change that occurs on or prior to December 30, 2015, the Corporation will increase the conversion rate for shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 surrendered for conversion by a number of additional shares determined based on the Stock Price at the time of such Fundamental Change and the Effective Date of such Fundamental Change.
As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the powers, designations, preferences and relative participating, optional or other special rights of each class or series authorized to be issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights so far as they have been fixed and determined.

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.
Date: __________________
Signature: ______________________
(Sign exactly as your name appears on the other side of this 5.75% Convertible Perpetual Preferred Stock, Series 2)
Signature Guarantee: _____________________1

[1]	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the 5.75% Convertible Perpetual Preferred Stock, Series 2)
The undersigned hereby irrevocably elects to convert (the “Conversion”) ______ shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 (the “Convertible Perpetual Preferred Stock”), represented by stock certificate No(s). ___ (the “Convertible Perpetual Preferred Stock Certificates”) into shares of common stock, par value $0.01 per share (“Common Stock”), of McMoRan Exploration Co. (the “Corporation”) according to the conditions of the Certificate of Designations establishing the terms of the Convertible Perpetual Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Convertible Perpetual Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Convertible Perpetual Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act.
The Corporation is not required to issue shares of Common Stock until the original Convertible Perpetual Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two business days following receipt of the original Convertible Perpetual Preferred Stock Certificate(s) to be converted.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.
Date of Conversion:

Applicable Conversion Rate:

Number of shares of 5.75% Convertible Perpetual Preferred Stock, Series 2 to be Converted: __________________________

Number of shares of Common Stock to be Issued:

Signature:

Name:

Address:2

Fax No.:

[2]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.